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                                                                      EXHIBIT 11

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

             EXHIBIT TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                       COMPUTATION OF PER SHARE EARNINGS
              (Unaudited, in thousands, except per-share amounts)

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                                                           Three months ended
                                                      -------------------------------
                                                      April 30, 1997   April 30, 1996
                                                      --------------   --------------
PRIMARY:

  Net income                                              $16,876           $13,097
  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                          270               241

  Interest earned, net of income tax expense
    on assumed investment of U.S. government
    securities or commercial paper                             --               101
                                                          -------           -------
  Adjusted net income                                     $17,146           $13,439
                                                          =======           =======
  Weighted average shares outstanding                      50,415            48,849

  Dilutive stock options, based on the modified
    treasury stock method, using average fair value         3,369             3,389
                                                          -------           -------
  Total average shares outstanding                         53,784            52,238
                                                          =======           =======
  Per Share Amount                                        $   .32           $   .26
                                                          =======           =======

FULLY DILUTED:

  Net income                                              $16,876           $13,097

  Reduction of interest expense, net of
    income tax expense on assumed retirement
    of short-term and long-term debt                          244               241

  Interest earned, net of income tax expense
    on assumed investment of U.S. government
    securities or commercial paper                             --                64
                                                          -------           -------
  Adjusted net income                                     $17,120           $13,402
                                                          =======           =======

  Weighted average shares outstanding                      50,415            48,849

  Dilutive stock options, based on the modified
    treasury stock method, using quarter-end
    or exercise date established price if higher than
    average fair value                                      3,369             3,389
                                                          -------           -------
  Total average shares outstanding                         53,784            52,238
                                                          =======           =======
  Per Share Amount                                        $   .32           $   .26
                                                          =======           =======
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